Exhibit 99.1

On October 20, 2017, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $770.7 million today announced operating results for the quarter and nine month period ended September 30, 2017 and that its Board of Directors approved a cash dividend of $0.12 per common share payable December 15, 2017 to shareholders of record at the close of business on November 30, 2017.

Results for the quarter and nine months ended September 30, 2017 were impacted by the completion of the acquisition of Benchmark Bancorp, Inc. and its wholly-owned subsidiary, Benchmark Bank on September 8, 2017.  See the below table for a comparison of net income per basic share with and without merger related expenses as well as a comparison of the book value as of September 30, 2017 and 2016:

Financial Information (unaudited)	Nine months ended September 30, 2017	Nine months ended September 30, 2016

PER COMMON SHARE (BASIC)
Net income adjusted for merger related expenses*	$1.20	$1.22
Net income	$0.91	$1.22
Book value	$23.17	$23.00

* Includes one-time merger and conversion expenses totaling $956,000, net of tax.

The acquisition expands the geographical footprint of the Corporation in Ohio’s fastest growing market and is expected to provide certain cost synergies with the existing Central Ohio operations and income accretion through a larger asset base.

Costs incurred relating to the acquisition were a significant portion of the increase in non-interest expenses for the quarter and nine months ended September 30, 2017.  Acquisition related costs were $1,115,000 and $1,271,000, respectively, for the quarter and nine months ended September 30, 2017.

For the quarter ended September 30, 2017, the Corporation reported net income of $402,000, or $0.12 basic earnings per share compared to the third quarter of 2016 net income of $1,378,000, or $0.42 basic earnings per share.  In addition to the aforementioned acquisition costs, the decrease in operating results for the third quarter of 2017 as compared to the same period in 2016 was primarily attributable to other increases in non-interest expenses of $858,000 and interest expense of $196,000 offset by increases in interest income of $943,000 and non-interest income of $71,000, as well as a decrease in provision for income taxes of $179,000.

For the nine months ended September 30, 2017, the Corporation reported net income of $2,981,000 or $0.91 basic earnings per share compared to the nine months ended September 30, 2016 net income of $4,021,000 or $1.22 basic earnings per share.  In addition to the aforementioned acquisition costs, the decrease in operating results for the nine months ending September 30, 2017 as compared to the same period in 2016 was primarily attributable to increases in other non-interest expenses of $1,307,000 and interest expense of $383,000 offset by increases in interest income of $1,783,000 and non-interest income of $274,000.  The increase in interest income was attributable to organic loan growth, increased yield on interest-earning assets, and Benchmark Bank operations subsequent to the merger.  The increase in interest expense was primarily due to increase in interest-bearing deposits coupled with an increase in deposit interest rates.

For the quarter ended September 30, 2017, non-interest income was $1,360,000, compared to $1,289,000 for the third quarter of 2016, a $71,000 (5.5%) increase, which was attributable to increases in gain on sale of loans of $33,000, gain on sale of securities of $7,000 and other operating income of $31,000.

For the nine months ended September 30, 2017, non-interest income was $3,745,000, compared to $3,471,000 for the third quarter of 2016, a $274,000 (7.9%) increase, which was attributable to increases in gain on sale of loans of $57,000 and other operating income of $265,000 offset by a decrease in gain on sale of securities of $48,000.

For the quarter ended September 30, 2017, non-interest expenses were $6,427,000, compared to $4,454,000 for the third quarter of 2016, a $1,973,000 (44.3%) increase.  For the nine month period ended September 30, 2017, non-interest expenses totaled $15,949,000, compared to $13,371,000 for the same period of 2016, an increase of $2,578,000 (19.3%). The increase in non-interest expenses for the nine month period ended September 30, 2017, excluding the impact of merger costs, was primarily attributable to increases in salary and benefits, premises and equipment, data processing and advertising and promotion expenses.

Total assets amounted to $770.7 million at September 30, 2017, compared to $633.1 million at December 31, 2016, an increase of $137.6 million, which reflects the impact of the Benchmark acquisition, completed on September 8, 2017.  The fair value of assets acquired in the transaction was $129.0 million.  Excluding the impact of the transaction, total assets increased $8.6 million, with loans increasing $21.5 million (5.7%), net premises and equipment increasing $3.4 million (25.6%), and available-for-sale securities decreasing $11.5 million (6.0%).  Deposits during the same period increased $17.4 million (3.3%), excluding the impact of deposits assumed in the Benchmark acquisition.  The decrease in securities was largely due to sales and maturities of securities during the nine months ended September 30, 2017, including the $2.2 million redemption of the Corporation’s only level 3 available-for-sale security.  Cash flow from the securities sales and maturities were used to fund loan growth and the Benchmark Bank acquisition.  The increase in premises and equipment includes the impact of the Corporation’s new operations center located in Columbus Grove, which was completed in May 2017.

Shareholders’ equity increased from $72.6 million at December 31, 2016 to $75.7 million at September 30, 2017.  This increase was primarily the result of net income of $2,981,000 and $1,262,000 of other comprehensive income from available-for-sale securities market value changes, net of tax, offset by dividends paid of $1,177,000.  The market value changes for available-for-sale securities during the nine month period ended September 30, 2017, was the result of customary and expected changes in the bond market.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income or loss in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2016 Form 10-K.